UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
 CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report – February 14, 2006

(Date of earliest event reported)

QUESTAR CORPORATION
(Exact name of registrant as specified in charter)

STATE OF UTAH                                        1-8796                                87-0407509

(State of other jurisdiction of            (Commission File No.)             (I.R.S. Employer

incorporation or organization)                                                          Identification No.)

180 East 100 South Street, P.O. Box 45433 Salt Lake City, Utah 84145-0433
(Address of principal executive offices)

Registrant's telephone number, including area code (801) 324-5000

                                  Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17

       CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17

       CFR 240.13e-4(c))

         On February 14, 2006, Questar Corporation issued a press release announcing its earnings for the twelve months ended December 31, 2005.  A copy of this press release is furnished as Exhibit 99.1 and is incorporated by reference.

Item 9.01   Financial Statements and Exhibits.

          (c)   Exhibits.

Exhibit No.

Exhibit

         99.1

Release issued February 14, 2006, by Questar Corporation.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUESTAR CORPORATION

   (Registrant)

February 14, 2006

/s/S. E. Parks

S. E. Parks

Senior Vice President and

Chief Financial Officer

List of Exhibits:

Exhibit No.

Exhibit

        99.1

Release issued February 14, 2006, by Questar Corporation.

QUESTAR NET INCOME GROWS 42% IN 2005

Company Adjusts 2006 Earnings Guidance to Reflect Lower Price Expectations

SALT LAKE CITY — Questar Corp. (NYSE:STR) – a natural gas-focused energy company – reported a 42% increase in net income in 2005 to $325.7 million, or $3.74 per diluted share, compared to $229.3 million, or $2.67 per diluted share, for the prior year. The increase was driven by higher production and higher realized prices for natural gas, oil and natural gas liquids (NGL), and increased gas-gathering and processing volumes and margins.

Fourth-quarter and full-year results were reduced by $10.4 million, or $0.12 per diluted share, for a non-cash after-tax charge for impairment of the California segment of the Southern Trails Pipeline, which is owned by a subsidiary, Questar Pipeline. Excluding the charge, Questar 2005 net income was $336.1 million, or $3.86 per diluted share.

For the fourth quarter of 2005, Questar earned $104.0 million, or $1.19 per diluted share – including the effect of the $10.4 million charge – compared to $73.7 million, or $0.85 per diluted share, in the 2004 period.

FULL-YEAR NET INCOME BY LINE OF BUSINESS

($ millions, except where noted)

	12 Months Ended
	December 31,		% Change
	2005	2004
Questar Market Resources
Questar Exploration and Production	$172.8	$108.2	60%
Wexpro	43.7	35.3	24
Questar Gas Management	35.7	21.0	70
Questar Energy Trading	6.0	0.9	573
Questar Market Resources Total	258.2	165.4	56

Questar Pipeline	24.4	27.6	-12
Questar Gas	36.0	31.5	14
Corporate and other operations	7.1	4.8	46
QUESTAR CORPORATION TOTAL	$325.7	$229.3	42%
Diluted shares outstanding (average, in millions)	87.1	85.7
Earnings per diluted share	$3.74	$2.67	40%

“Like other natural gas producers, Questar E&P benefited from higher natural gas and oil prices,” said Keith O. Rattie, Questar chairman, president and CEO. “But the real story is the growth in our E&P and gathering and processing businesses. Against the backdrop of three straight years of declining U.S. natural gas production, we grew production 15% in the fourth quarter and 10% for the full year to 114.2 billion cubic feet of gas equivalent. We did it with the drill bit, not acquisitions – and we did it despite seasonal drilling restrictions in the Rockies and an industrywide shortage of rigs.”

Rattie said that the company now expects 2006 earnings to range from $4.30 to $4.60 per diluted share compared to earlier guidance of $4.50 to $5.00 per diluted share. The revised guidance reflects the recent sharp drop in natural gas prices and significantly wider basis differentials in both the Rockies and the Midcontinent, slightly offset by increased forecast production from Questar E&P. The company expects Rockies and Midcontinent basis differentials to be wider than previously assumed because existing pipelines are expected to operate at or near capacity in both regions for much of the year. New pipelines are needed to transport growing regional natural gas production, particularly in the Rockies.

2006 Guidance Update

	Current	Previous

Earnings per share	$4.30-$4.60	$4.50-$5.00
Avg. diluted shares (millions)	87.5	87.5
Questar E&P production - Bcfe	122-124	120 - 122
Pinedale wells completed	45-48	42
NYMEX gas price per MMBtu*	$8.00-$9.00	$9.00-$11.50
NYMEX/Rockies basis differential per MMBtu gas	$2.25	$1.50
NYMEX/Midcontinent basis differential per MMBtu gas	$1.50	$1.00
NYMEX crude oil price per barrel*	$60-$70	$60-$63

*Average on unhedged volumes

The company has hedged about 70% of its forecast 2006 natural gas and oil-equivalent production (see table at the end of this release). Accordingly, the company estimates that a $1.00 per million Btu (MMBtu) change in the average NYMEX price of natural gas for the remainder of 2006 will result in about a $0.14 change in earnings per diluted share. Similarly, a $10.00 per-barrel change in the average NYMEX price of oil for the remainder of 2006 will result in about a $.03 per-share change in earnings per diluted share.

FULL-YEAR 2005 RESULTS

Highlights

•

Questar Exploration and Production (Questar E&P) grew natural gas and oil production 10% to 114.2 billion cubic feet of gas equivalent (Bcfe). Natural gas comprised 88% of total production.

•

Questar E&P realized prices for natural gas rose 24% while realized prices for crude oil and NGL rose 34%. Hedging reduced revenues by $198.7 million.

•

Wexpro invested $57.8 million in the Rockies, boosting its investment base 13% to $206.3 million at Dec. 31, 2005, versus $182.8 million a year earlier. Wexpro produced 42.4 Bcfe on behalf of its affiliate, Questar Gas. Wexpro 2005 net income also benefited from 35% higher realized oil and NGL prices.

•

Questar Gas Management gathering volumes rose 14%, while fee-based processing volumes rose 154% and NGL sales volumes grew 59%. Total margin from processing, both fee-based and keep-whole, increased 86%.

•

Questar Pipeline revenues grew 6%, while net income before the impairment charge and a fuel-cost reimbursement settlement rose 9% on new transportation contracts, including contracts on its southern-system expansion, and higher NGL prices.

•

Questar Gas benefited from the settlement with Utah regulators of a long-standing gas processing dispute. Temperature-adjusted average usage per customer declined 6% in the fourth quarter and 1% for the year as customers responded to the hurricane-related spike in natural gas prices. Higher revenues resulted from the addition of 30,300 customers – a 3.8% annual growth rate.

•

Questar ROA (Return on Assets, defined as earnings before interest and income taxes divided by average total assets) increased to 14.5% in 2005. Market Resources ROA was 19.2%, Questar Pipeline ROA was 10.0% excluding the impairment charge, and Questar Gas ROA was 7.4% in 2005.

Questar Market Resources Drives Net Income Growth

Questar Market Resources (Market Resources) – which conducts natural gas and oil exploration, development and production, gas gathering and processing, wholesale gas and oil marketing and gas storage – reported net income of $258.2 million in 2005.

Questar Exploration and Production

Market Resources subsidiary Questar E&P reported net income of $172.8 million in 2005. Questar E&P production grew 10% to 114.2 Bcfe compared to 103.5 Bcfe in 2004. On an energy-equivalent basis, natural gas comprised about 88% of Questar E&P 2005 production.

Questar E&P -- Production by Region

	12 Months Ended		3 Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Bcfe)		(Bcfe)

Pinedale Anticline	33.2	23.5	10.4	7.5
Uinta Basin	25.6	24.8	6.4	6.0
Rockies Legacy	16.7	18.0	4.3	4.5
Rocky Mountains Total	75.5	66.3	21.1	18.0
Midcontinent	38.7	37.2	10.6	9.6
Questar E&P Total	114.2	103.5	31.7	27.6

Questar E&P production from the Pinedale Anticline in western Wyoming grew 41% in 2005 and comprised about 29% of Questar E&P total production for the year. Market Resources subsidiaries completed 40 new wells at Pinedale during 2005. The company operated and had an interest in 144 producing wells at year-end versus 104 wells a year earlier. On 10-acre density, Questar E&P has over 932 potential Lance Pool well locations at Pinedale. Of the 788 locations yet to be drilled, 203 were booked as proved undeveloped at year end, leaving over 585 locations unbooked. Questar E&P has an average Lance Pool working interest of 59.4% and an average net revenue interest of 47.5% in 873 of the 932 locations. Wexpro has an average Lance Pool working interest of 51.3% in 215 of the 932 locations - resulting in a combined average Lance Pool working interest for Questar E&P and Wexpro of 67.5% in the 932 locations.

In the Uinta Basin of eastern Utah, Questar E&P grew production 3% despite production constraints related to third-quarter construction and maintenance on an interstate pipeline that serves the area. Production from Questar E&P Rocky Mountain “Legacy” properties declined 7% in 2005 due to normal decline from older wells, seasonal access restrictions that delayed the drilling and completion of new wells and payout of a high-volume well that reduced the company’s working interest. Legacy assets include all Questar E&P Rocky Mountain producing properties except the Pinedale Anticline and the Uinta Basin. In the Midcontinent, Questar E&P grew production 4% to 38.7 Bcfe, driven by ongoing development drilling in the Elm Grove field in northwest Louisiana.

Questar E&P average realized natural gas price increased 24% in 2005 to $5.18 per thousand cubic feet (Mcf) compared to $4.18 per Mcf for 2004. For 2005, Questar E&P average realized price for oil and NGL was $41.54 per barrel compared with $30.97 a year earlier, a 34% increase. Hedging reduced gas revenues $173.9 million and oil revenues $24.8 million during 2005.

Questar may hedge up to 100% of its forecast production from proved reserves to lock in acceptable returns on invested capital and to protect returns, cash flow and net income from a decline in commodity prices. During 2005, Questar E&P continued to take advantage of higher natural gas and oil prices to hedge additional production in 2006, 2007 and 2008.

Questar E&P controllable production costs (the sum of depreciation, depletion and amortization expense, lease operating expense, general and administrative expense, and allocated interest expense) per unit of production increased 9% in 2005.

Questar E&P – Controllable Production Cost Structure

	12 Months Ended			3 Months Ended
	December 31,			December 31,
	2005	2004	% Chg.	2005	2004	% Chg.
	(Per Mcfe)			(Per Mcfe)

Depreciation, depletion and amortization	$1.18	$1.04	13%	$1.21	$1.05	15%
Lease operating expense	0.54	0.50	8	0.52	0.49	6
General and administrative expense	0.30	0.30	-	0.26	0.30	-13
Allocated interest expense	0.21	0.21	-	0.20	0.20	-
Controllable costs (excludes taxes)	$2.23	$2.05	9%	$2.19	$2.04	7%

Depreciation, depletion and amortization increased due to higher costs for drilling, completion and related services, increased cost of steel casing, other tubulars and wellhead equipment, and the ongoing depletion of older, lower-cost reserves. Lease operating expense rose due to increased costs of materials and consumables and increased workover expense in the Legacy, Uinta Basin, and Midcontinent divisions.

Questar E&P year-end 2005 proved reserves increased 3% to 1,480 Bcfe versus 1,434 Bcfe a year earlier. The company replaced 141% of its production. The majority of the company’s 2005 activity was focused on development drilling on previously-booked proved undeveloped locations at Pinedale and the Uinta Basin.

Wexpro

Wexpro – a Market Resources subsidiary that develops and produces cost-of-service reserves for Questar Gas – reported net income of $43.7 million in 2005. Under a long-standing agreement with the states of Utah and Wyoming, Wexpro recovers its costs and earns an unlevered after-tax return of approximately 19% on its investment base – the investment in commercial wells and related facilities, adjusted for working capital and reduced for deferred income taxes and accumulated depreciation. Wexpro invested $57.8 million in the Rockies, boosting its investment base 13% to $206.3 million at Dec. 31, 2005, versus $182.8 million a year earlier. Wexpro produced 42.4 Bcfe on behalf of its affiliate, Questar Gas. Wexpro 2005 net income also benefited from 35% higher realized oil and NGL prices.

Midstream Field Services – Gas Gathering and Processing

Questar Gas Management (Gas Management) – Market Resources’ gas-gathering and processing-services business – grew net income 70% to $35.7 million in 2005. Gas Management’s 2005 results benefited from favorable gas-processing margins and a 59% increase in NGL sales volumes related to the first-quarter 2005 acquisition of a gas-processing plant in the western Green River Basin. Gathering volumes were up 14% to 257.0 million MMBtu for 2005 compared to 2004 due primarily to growing Questar E&P and third-party Pinedale production and new gathering and processing projects serving third parties in the Uinta Basin.

Questar Energy Trading

Questar Energy Trading (Energy Trading) – which sells Market Resources’ equity gas and oil, provides risk-management services, and operates a natural gas-storage facility in the Rockies – reported net income of $6.0 million in 2005 versus $0.9 million in 2004. Energy Trading benefited from increased marketing volumes, increased storage activity and improved margins.

Interstate Natural Gas Transportation & Storage

Questar Pipeline – a subsidiary that provides interstate natural gas-transportation and storage services – reported net income of $24.4 million in 2005 compared to $27.6 million in 2004. Questar Pipeline recorded a $10.4 million after-tax asset impairment for the western segment of the company’s Southern Trails Pipeline in the fourth quarter of 2005, reducing book investment to approximately $35 million.

Questar Pipeline 2004 net income was reduced $3.0 million as a result of a Federal Energy Regulatory Commission (FERC) order in a fuel-charge proceeding. In July 2005 the FERC approved a settlement under which the company refunded half the disputed amount to its customers. Questar Pipeline retained the other half, resulting in a $1.5 million increase in net income in 2005.

Excluding the effects of the 2005 asset impairment and the 2004 FERC order, Questar Pipeline 2005 net income was up 9% to $33.3 million compared to $30.6 million in 2004. Increased transportation-capacity commitments and higher NGL sales prices drove 6% revenue growth. In November 2005, Questar Pipeline placed in service a $55 million, 102 Mdth-per-day expansion of its southern system, which is expected to add about $9.6 million of revenues per year.

Retail Natural Gas Distribution

Questar Gas, the company’s retail gas-distribution utility, reported net income of $36.0 million in 2005. Higher revenues resulted from a record addition of 30,300 customers – a 3.8% annual growth rate. Questar Gas serves approximately 824,000 homes and businesses in Utah, southwestern Wyoming and southeastern Idaho. Higher revenues were partially offset by increased bad-debt expense and labor costs and a 1% decline in weather-normalized usage per customer.

Questar Gas fourth-quarter 2005 net income increased $3.0 million with the Public Service Commission of Utah approval of a gas-processing settlement agreement. The settlement resolved a long-standing dispute over rate coverage for safety-related processing and provides ongoing rate coverage of about $6 million a year through January 2008. Questar Gas 2004 net income was reduced $4.3 million for processing expense that was not covered in rates.

FOURTH-QUARTER NET INCOME (LOSS) BY LINE OF BUSINESS

($ millions except where noted)

	3 Months Ended
	December 31,		%
	2005	2004	Change
Questar Market Resources
Questar Exploration and Production	$57.4	$32.8	75%
Wexpro	11.8	8.8	34
Questar Gas Management	10.6	6.8	56
Questar Energy Trading	1.8	1.4	27
Questar Market Resources Total	81.6	49.8	64

Questar Pipeline	-0.8	4.2	-118
Questar Gas	20.6	18.9	9
Corporate and other operations	2.6	0.8	245
QUESTAR CORPORATION TOTAL	$104.0	$73.7	41%
Diluted shares average outstanding (millions)	87.4	86.4
Earnings per diluted share	$1.19	$0.85	40%

Highlights

•

Questar E&P fourth-quarter production grew 15%. Realized natural gas prices increased 33% and realized crude oil and NGL prices were up 34% compared with the 2004 period.

•

Wexpro investment base for fourth-quarter 2005 averaged $199.3 million versus $174.7 million in the 2004 period.

•

Gas Management gathering volumes were up 31% compared to the 2004 quarter. Fee-based processing volumes were up 295% from the 2004 quarter. NGL sales volumes were up 73%. Total margin from processing, both fee-based and keep-whole, increased 77% in the fourth quarter of 2005 compared with the year-ago period.

•

Questar Pipeline signed a memorandum of understanding to build, own and operate the westernmost segment of the proposed Rockies Express Pipeline Project, extending from Opal to Wamsutter, Wyoming. If built, the Kinder Morgan and Sempra Energy-owned pipeline will transport Rocky Mountain gas to the U.S. Northeast later this decade.

•

Questar Gas fourth-quarter 2005 net income was reduced by a 6% decline in average customer usage (temperature adjusted), compared to the fourth quarter of 2004. Questar Gas customers cut usage in response to higher prices.

Fourth-Quarter 2005 Results

Questar E&P production for the 2005 quarter grew 15% to 31.7 Bcfe compared to 27.6 Bcfe for the 2004 quarter. Pinedale production comprised about 33% of total production for the 2005 period. The company’s average realized natural gas price increased 33% in fourth-quarter 2005 to $5.87 per Mcf compared to $4.40 per Mcf for the comparable 2004 period. Questar E&P average realized price for oil and NGL was $44.19 per barrel compared with $33.08 a year earlier, a 34% increase. Hedging reduced revenues $110.4 million in fourth-quarter 2005.

Questar Pipeline reported a net loss of $0.8 million in the fourth quarter of 2005 due to the Southern Trails Pipeline impairment. Excluding the impairment and the 2004 FERC liquids-processing order, Questar Pipeline fourth-quarter 2005 net income was $9.7 million, up 35% from $7.2 million in the year-earlier quarter. Increased transportation revenues from the southern system expansion and higher NGL prices drove the improvement.

Questar Gas net income for fourth-quarter 2005 was $20.6 million compared to $18.9 million a year earlier. Of the 2005 $3.0 million net-income benefit from the gas-processing settlement, $0.8 million related to fourth-quarter operations. Increased revenues from customer growth were partially offset by higher bad-debt expense and a 6% decrease in weather-normalized usage per customer during the quarter. Questar Gas customers responded to the hurricane-related spike in natural gas prices and corresponding higher rates by cutting gas usage.

Questar management will discuss fourth-quarter and full-year 2005 results and its outlook for 2006 in a conference call with investors Wednesday, Feb. 15, beginning at 9:30 a.m. ET. The call can be accessed on the company Internet site at www.questar.com.

Current Hedge Positions – February 14, 2006

Time Periods	Rocky Mountains	Midcontinent	Total	Rocky Mountains	Midcontinent	Total
				Estimated
	Gas (Bcf)			Average price per Mcf, net to the well

First half of 2006	25.7	11.9	37.6	$5.93	$6.81	$6.21
Second half of 2006	26.1	12.2	38.3	5.93	6.81	6.21
12 months of 2006	51.8	24.1	75.9	5.93	6.81	6.21

First half of 2007	16.4	10.1	26.5	$6.84	$7.82	$7.21
Second half of 2007	16.7	10.3	27.0	6.84	7.82	7.21
12 months of 2007	33.1	20.4	53.5	6.84	7.82	7.21

First half of 2008	6.8	3.3	10.1	$6.55	$7.23	$6.78
Second half of 2008	6.9	3.4	10.3	6.55	7.23	6.78
12 months of 2008	13.7	6.7	20.4	6.55	7.23	6.78

				Estimated
	Oil (Mbbl)			Average price per bbl, net to the well

First half of 2006	615	200	815	$47.77	$59.89	$50.73
Second half of 2006	626	202	828	47.77	59.89	50.73
12 months of 2006	1,241	402	1,643	47.77	59.89	50.73

First half of 2007	453	181	634	$56.01	$57.08	$56.32
Second half of 2007	460	184	644	56.01	57.08	56.32
12 months of 2007	913	365	1,278	56.01	57.08	56.32

First half of 2008	109	73	182	$64.23	$65.30	$64.66
Second half of 2008	111	73	184	64.23	65.30	64.66
12 months of 2008	220	146	366	64.23	65.30	64.66

About Questar

Questar Corp. (NYSE:STR) is a natural gas-focused energy company with an enterprise value of $7.4 billion. Questar finds, develops, produces, gathers, processes, transports, stores and distributes natural gas.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933 as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the company’s periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K as amended for the year ended December 31, 2004. Subject to the requirements of otherwise applicable law, the company cannot be expected to update the statements contained in this news release or take actions described herein or otherwise currently planned.

# # #

For more information, visit Questar’s internet site at: www.questar.com

QUESTAR CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
REVENUES
Market Resources	$562,690	$320,176	$1,668,670	$1,053,854
Questar Pipeline	23,006	13,617	82,589	67,844
Questar Gas	352,095	269,410	956,403	759,486
Corporate and other operations	3,654	4,872	17,226	20,247
TOTAL REVENUES	941,445	608,075	2,724,888	1,901,431

OPERATING EXPENSES
Cost of natural gas and other products sold	535,221	306,814	1,371,327	821,833
Operating and maintenance	75,662	54,830	262,778	213,573
General and administrative	29,213	30,675	123,055	114,228
Production and other taxes	36,728	23,367	120,227	90,948
Depreciation, depletion and amortization	68,129	55,932	250,303	216,175
Impairment of California segment
of Southern Trails Pipeline	16,000		16,000
Questar Gas rate-refund obligation				4,090
Exploration	2,115	5,540	11,538	9,239
Abandonment and impairment of gas,
oil and other properties	3,321	6,217	7,931	15,758
TOTAL OPERATING EXPENSES	766,389	483,375	2,163,159	1,485,844

OPERATING INCOME	175,056	124,700	561,729	415,587

Interest and other income	3,066	1,873	13,702	6,598
Income from unconsolidated affiliates	2,337	1,530	7,468	5,125
Interest expense	(18,061)	(17,105)	(69,295)	(68,429)
INCOME BEFORE INCOME TAXES	162,398	110,998	513,604	358,881
Income taxes	58,372	37,327	187,923	129,580
NET INCOME	$104,026	$73,671	$325,681	$229,301

EARNINGS PER COMMON SHARE
Basic	$1.22	$0.88	$3.84	$2.74
Diluted	1.19	0.85	3.74	2.67
Weighted average common shares outstanding
Used in basic calculation	85,133	84,148	84,791	83,759
Used in diluted calculation	87,399	86,397	87,134	85,722

Dividends per common share	$0.225	$0.215	$0.89	$0.85

QUESTAR CORPORATION
OPERATIONS BY LINE OF BUSINESS
(Unaudited)
	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(in thousands, except per share amounts)
REVENUES FROM UNAFFILIATED CUSTOMERS
Questar E & P	$192,494	$125,816	$620,610	$448,706
Wexpro	6,873	5,145	21,652	17,315
Gas Management	43,752	24,674	141,495	87,354
Energy Trading and other	319,571	164,541	884,913	500,479
Market Resources total	562,690	320,176	1,668,670	1,053,854
Questar Pipeline	23,006	13,617	82,589	67,844
Questar Gas	352,095	269,410	956,403	759,486
Corporate and other operations	3,654	4,872	17,226	20,247
	$941,445	$608,075	$2,724,888	$1,901,431

REVENUES FROM AFFILIATED COMPANIES
Questar E & P		$22		$90
Wexpro	$34,460	29,583	$132,305	115,637
Gas Management	4,048	3,255	13,746	11,589
Energy Trading and other	219,459	110,179	632,384	426,311
Market Resources total	257,967	143,039	778,435	553,627
Questar Pipeline	19,269	22,465	83,393	88,635
Questar Gas	1,744	1,453	6,144	4,707
Corporate and other operations	400	787	1,859	15,398
	$279,380	$167,744	$869,831	$662,367

OPERATING INCOME
Questar E & P	$98,214	$51,145	$298,579	$187,302
Wexpro	17,947	12,990	66,546	55,133
Gas Management	14,130	9,734	50,469	30,787
Energy Trading and other	2,748	3,011	9,640	3,324
Market Resources total	133,039	76,880	425,234	276,546
Questar Pipeline	2,967	12,289	58,888	66,033
Questar Gas	37,137	34,446	72,447	67,466
Corporate and other operations	1,913	1,085	5,160	5,542
	$175,056	$124,700	$561,729	$415,587

NET INCOME (LOSS)
Questar E & P	$57,358	$32,752	$172,788	$108,158
Wexpro	11,741	8,751	43,669	35,303
Gas Management	10,630	6,819	35,699	21,047
Energy Trading and other	1,847	1,460	6,081	903
Market Resources total	81,576	49,782	258,237	165,411
Questar Pipeline	(749)	4,215	24,406	27,596
Questar Gas	20,614	18,924	35,975	31,461
Corporate and other operations	2,585	750	7,063	4,833
	$104,026	$73,671	$325,681	$229,301

QUESTAR CORPORATION
SELECTED OPERATING STATISTICS
(Unaudited)
	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

MARKET RESOURCES
Questar E&P production volumes
Natural gas (MMcf)	28,029	24,255	99,959	89,801
Oil and natural gas liquids (Mbbl)	613	564	2,375	2,281
Total production (Bcfe)	31.7	27.6	114.2	103.5
Average daily production (MMcfe)	345	300	313	283
Questar E&P average commodity price,
net to the well
Average realized price (including hedges)
Natural gas (per Mcf)	$5.87	$4.40	$5.18	$4.18
Oil and natural gas liquids (per bbl)	$44.19	$33.08	$41.54	$30.97
Average sales price (excluding hedges)
Natural gas (per Mcf)	$9.56	$5.72	$6.92	$5.11
Oil and natural gas liquids (per bbl)	$55.86	$44.81	$51.97	$38.10
Wexpro net investment base at December 31,
(millions)	$206.3	$182.8
Natural gas gathering volumes (in thousands
of MMBtu) (1)
For unaffiliated customers	43,285	29,496	144,978	128,721
For Questar Gas	10,349	11,176	43,083	38,997
For other affiliated customers	20,746	16,069	68,903	56,958
Total gathering	74,380	56,741	256,964	224,676
Gathering revenue (per MMBtu)	$0.25	$0.25	$0.25	$0.22
Natural gas and oil marketing volumes (Mdthe)
For unaffiliated customers	31,179	24,885	118,499	91,188
For affiliated customers	24,649	21,292	91,751	82,526
Total marketing	55,828	46,177	210,250	173,714

QUESTAR PIPELINE
Natural gas transportation volumes (Mdth)
For unaffiliated customers	71,038	51,402	259,290	220,514
For Questar Gas	29,734	29,161	116,279	116,454
For other affiliated customers	8,153	3,829	25,706	18,803
Total transportation	108,925	84,392	401,275	355,771
Transportation revenue (per dth)	$0.26	$0.31	$0.27	$0.30
Firm-daily transportation demand (Mdth)	1,920	1,643

QUESTAR GAS
Natural gas volumes (Mdth)
Residential and commercial sales	30,467	31,351	96,310	92,975
Industrial sales	1,236	1,915	5,681	8,823
Transportation for industrial customers	8,264	8,471	31,205	34,278
Total deliveries	39,967	41,737	133,196	136,076

Natural gas revenue (per dth)
Residential and commercial sales	$10.71	$7.93	$9.01	$7.32
Industrial sales	$9.00	$6.09	$7.06	$5.56
Transportation for industrial customers	$0.20	$0.18	$0.19	$0.19
Heating degree days
colder (warmer) than normal	(4%)	(2%)	(3%)	3%
Temperature-adjusted usage per
customer (dth)	36.5	38.9	113.7	114.9
Customers at December 31,	824,447	794,117

(1) one dth = one MMBtu

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004
	(Unaudited)
	(in thousands)
ASSETS
Current assets
Cash and cash equivalents	$13,360	$3,681
Accounts and notes receivable, net	463,084	312,525
Fair value of hedging contracts	1,972	9,334
Inventories	125,417	85,431
Other current assets	156,696	85,556
Total current assets	760,529	496,527
Property, plant and equipment	5,527,997	4,877,771
Less accumulated depreciation	2,100,455	1,893,179
Net property, plant and equipment	3,427,542	2,984,592
Investment in unconsolidated affiliates	30,681	33,229
Other assets, net	143,010	160,139
	$4,361,762	$3,674,487

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Short-term debt	$94,500	$68,000
Accounts payable and accrued expenses	561,714	397,872
Fair value of hedging contracts	222,049	64,179
Total current liabilities	878,263	530,051
Long-term debt, less current portion	983,200	933,195
Deferred income taxes	624,187	572,446
Other long-term liabilities	326,309	199,237
Common shareholders' equity	1,549,803	1,439,558
	$4,361,762	$3,674,487

QUESTAR CORPORATION
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended
	December 31,
	2005	2004
	(Unaudited)
	(in thousands)
Operating activities
Net income	$325,681	$229,301
Adjustments to reconcile net income to net cash
provided from operating activities:
Depreciation, depletion and amortization	255,540	225,879
Deferred income taxes	92,154	106,978
Abandonment and impairment of gas, oil and other properties	7,931	15,758
Amortization of nonvested shares	4,194	2,388
Impairment of California segment of Southern Trails Pipeline	16,000
Income from unconsolidated affiliates, net of cash distributions	2,548	3,164
Net gain from asset sales	(4,742)	(336)
Other	201	286
Change in operating assets and liabilities	(1,247)	(1,604)
Net cash provided from operating activities	698,260	581,814

Investing activities
Capital expenditures	(715,886)	(442,483)
Proceeds from asset dispositions	19,228	7,189
Net cash used in investing activities	(696,658)	(435,294)

Financing activities
Common stock	7,205	24,367
Long-term debt	49,988	(71,993)
Short-term debt	26,500	(37,500)
Other financing		(255)
Common dividends paid	(75,616)	(71,363)
Net cash provided from (used in) financing activities	8,077	(156,744)

Change in cash and cash equivalents	9,679	(10,224)
Beginning cash and cash equivalents	3,681	13,905
Ending cash and cash equivalents	$13,360	$3,681